                                                                    EXHIBIT 99.1

(B) FINANCIAL STATEMENT SCHEDULES. THE FOLLOWING FINANCIAL STATEMENT SCHEDULES ARE INCLUDED AS PART OF THIS REGISTRATION STATEMENT.

                    FINANCIAL STATEMENT SCHEDULES SCHEDULE I
                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                  CONDENSED PARENT COMPANY STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                  FISCAL YEAR ENDED
                                                             THREE MONTHS ENDED     DECEMBER 30,
                                                             DECEMBER 25, 1999          2000
                                                             ------------------   -----------------
Operating income...........................................       $    --              $     --
Interest expense...........................................        (2,846)               (6,917)
                                                                  -------              --------

(Loss) before income taxes, income (loss) from equity
  investment in subsidiary and extraordinary item..........        (2,846)               (6,917)
Income Tax Benefit.........................................           653                 1,880

(Loss) before income (loss) from equity investment in
  subsidiary and extraordinary item........................        (2,193)               (5,037)
Income (loss) from equity investment in subsidiary.........          (635)               14,469
                                                                  -------              --------

Net income (loss) before extraordinary item................        (2,828)                9,432
Extraordinary loss, net of a tax benefit of $11,122........            --               (20,656)
                                                                  -------              --------

Net loss...................................................       $(2,828)             $(11,224)
                                                                  =======              ========

                     CONDENSED PARENT COMPANY BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 25, 1999   DECEMBER 30, 2000
                                                              -----------------   -----------------
Non-Current Assets
  Deferred tax asset........................................      $    653            $ 13,656
  Investment in equity accounted subsidiary.................            --             103,271
                                                                  --------            --------
  Total assets..............................................      $    653            $116,927
                                                                  ========            ========

Liabilities and shareholders' equity
  Non-current liabilities
    Excess of liabilities over assets in equity accounted
      subsidiary............................................      $ 22,616            $     --
Long term debt..............................................        74,981                  --
                                                                  --------            --------
  Total liabilities.........................................        97,597                  --
                                                                  --------            --------

Redeemable common stock.....................................        13,198                  --
Shareholders' equity
  Common stock..............................................           198                 359
  Capital in excess of par..................................       206,940             451,404
  Retained earnings.........................................      (307,351)           (318,575)
  Loans to officers.........................................          (920)               (920)
  Accumulated other comprehensive income....................        (9,009)            (15,341)
                                                                  --------            --------

Total shareholders' equity..................................      (110,142)            116,927
                                                                  --------            --------

Total liabilities and shareholders' equity..................      $    653            $116,927
                                                                  ========            ========

                CONDENSED PARENT COMPANY STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                                           DECEMBER 25, 1999    DECEMBER 30, 2000
                                                           ------------------   ------------------
Cash flows relating to operating activities
  Net loss...............................................       $(2,828)             $(11,224)
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
    Accretion of debenture and discount note.............         2,644                 6,500
    Amortization of discounts............................           202                   417
    Deferred income taxes................................          (653)               (1,880)
    (Income) Loss from equity investment.................           635               (14,469)
    Extraordinary loss, net of tax.......................            --                20,656
                                                                -------              --------
    Net cash provided by operating activities............       $    --              $     --
                                                                -------              --------

Cash flows relating to financing activities
  Proceeds from issuance of common stock, net of
    transaction fees.....................................            --               235,964
  Payments on long-term debt.............................            --               (89,221)
  Premiums paid for early retirement of debt.............            --               (24,444)
  Additional investment in equity accounted subsidiary...            --              (122,299)
                                                                -------              --------
  Net cash used in financing activities..................            --                    --
  Net change in cash and cash equivalents................       $    --              $     --
                                                                -------              --------
  Cash and cash equivalents, beginning of period.........       $    --              $     --
                                                                -------              --------
  Cash and cash equivalents, end of period...............       $    --              $     --
                                                                -------              --------

                         FINANCIAL STATEMENT SCHEDULES
                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                       NOTES TO CONDENSED PARENT COMPANY
                              FINANCIAL STATEMENTS

    These condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Charles River Laboratories Inc. exceed 25% percent of the consolidated net assets of Charles River Laboratories International, Inc. (the Parent Company). As disclosed in Note 3 to the accompanying consolidated financial statements, in order to repay its obligations, the Parent Company is dependent upon either dividends from Charles River Laboratories, Inc., which are restricted by terms contained in the indenture governing the senior subordinated notes and the senior secured credit facility, or through a refinancing or equity transaction.

    The Parent Company's 100% investment in Charles River Laboratories Inc. has been recorded using the equity basis of accounting in the accompanying condensed parent company financial statements. The condensed income statement and statement of cash flows are presented for the fiscal year ended December 30, 2000 and for the three month period ended December 25, 1999, as the dividend restrictions and the current capital structure of the Parent Company were created as a result of the recapitalization transaction more fully described in note 3 to the accompanying consolidated financial statements. There were no cash dividends paid to the Parent Company by Charles River Laboratories Inc. during the fiscal year ended December 30, 2000 or the three-month period ended
December 25, 1999.

    On June 5, 2000, a 1.927 for 1 exchange of stock was approved by the Board of Directors of the Parent Company. This exchange of stock was effective
June 21, 2000. All references to common stock and shareholders' equity amounts have been restated in these condensed parent company financial statements as if the exchange of stock had occurred as of the earliest period presented.

    On June 28, 2000, the Company consummated an initial public offering (the "Offering") of 16,100,000 shares of its common stock at a price of $16.00 per share. The number of shares includes the exercise of an over-allotment option by the underwriters. The Company received proceeds of $235,964, net of underwriter's commission and offering costs. As described below, proceeds from the Offering were used to pay down a portion of the Company's existing debt and to increase the Company's investment in an equity accounted subsidiary.

    The Company used the proceeds from the Offering to repay $89,221 of its existing debt, including issuance discounts. Premiums totaling $24,444 were paid as a result of the early repayment of the senior discount debentures.

    The sources and uses of cash from the Offering are as follows:

SOURCES OF FUNDS:
Proceeds from offering......................................  $257,600

SOURCES OF FUNDS:
Repayment of subordinated discount note.....................   (46,873)
Repayment of senior discount debentures.....................   (42,348)*
Premium of early extinguishment of senior discount
  debenture.................................................   (24,444)
Additional investment in equity accounted subsidiary........  (122,299)
Transaction fees and expenses...............................   (21,636)
                                                              --------
  Net adjustment to cash....................................  $     --
                                                              ========

------------------------

*   Includes issuance discount.

    An extraordinary loss before tax of $31,778 was recorded due to the payment of premiums relating to the early extinguishment of debt, ($24,444); the write-off of issuance discounts ($7,858); offset by a book gain of $524 on the subordinated discount note. This extraordinary loss has been recorded net of a tax benefit of $11,122.